Goodrich Corporation
Offers to Exchange

All Outstanding 6.29% Notes Due 2016 (CUSIP No. 382388 AR 7) For 6.29% Notes Due 2016 (CUSIP No. 382388 AS 5) Registered Under the Securities Act of 1933	All Outstanding 6.80% Notes Due 2036 (CUSIP No. 382388 AT 3) For 6.80% Notes Due 2036 (CUSIP No. 382388 AU 0) Registered Under the Securities Act of 1933

Pursuant to the Prospectus dated	, 2006
To Our Clients:
     Enclosed for your consideration is a Prospectus, dated      , 2006 (the “Prospectus”), and a related Letter of Transmittal relating to Goodrich Corporation’s offers to exchange (the “exchange offers”)
•	its 6.29% Notes due 2016 which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding 6.29% Notes due 2016, referred to as the outstanding 10-year notes, and

•	its 6.80% Notes due 2036 which have been registered under the Securities Act for a like principal amount of its outstanding 6.80% Notes due 2036, referred to, together with the outstanding 10-year notes, as the outstanding notes.
     We are the holder of record of outstanding notes held for your account. A tender of such outstanding notes can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender outstanding notes held by us for your account.
     Accordingly, we request instructions as to whether you wish us to tender any or all of the outstanding notes held by us for your account, upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read the Prospectus and the Letter of Transmittal carefully before instructing us to tender your outstanding notes.
     Your instructions to us should be forwarded as promptly as possible in order to permit us to tender outstanding notes on your behalf in accordance with the provisions of the exchange offers. The exchange offers will expire at 5:00 p.m., New York City time, on      , 200 , unless extended (the “Expiration Date”). Outstanding notes tendered pursuant to the exchange offers may be withdrawn only under the circumstances described in the Prospectus and the Letter of Transmittal.
     Your attention is directed to the following:
     1. The exchange offers are for the entire aggregate principal amount of the outstanding notes.
     2. Consummation of the exchange offers is conditioned upon the terms and conditions set forth in the Prospectus under the captions “The Exchange Offers–Terms of the Exchange Offers” and “The Exchange Offers–Conditions to the Exchange Offers.”
     3. Tendering holders may withdraw their tender at any time until 5:00 p.m., New York City time, on the Expiration Date as set forth in the Prospectus.
     4. Any transfer taxes incident to the transfer of outstanding notes from the tendering holder to the Company will be paid by the Company, except as provided in the Prospectus and the instructions to the Letter of Transmittal.

     5. The exchange offers are not being made to, nor will the surrender of outstanding notes for exchange be accepted from or on behalf of, holders of outstanding notes in any jurisdiction in which the exchange offers or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.
     6. The acceptance for exchange of outstanding notes validly tendered and not withdrawn and the issuance of new notes will be made as soon as practicable after the Expiration Date.
     7. The Company expressly reserves the right, in its reasonable discretion and in accordance with applicable law, (i) to delay accepting any outstanding notes, (ii) to terminate the exchange offers and not accept any outstanding notes for exchange if it determines that any of the conditions to the exchange offers, as set forth in the Prospectus, have not occurred or been satisfied, (iii) to extend the expiration date of one or both of the exchange offers and retain all outstanding notes tendered in the exchange offers other than those outstanding notes properly withdrawn, or (iv) to waive any condition or to amend the terms of either or both of the exchange offers in any manner. In the event of any extension, delay, non-acceptance, termination, waiver or amendment, the Company will as promptly as practicable give oral or written notice of the action to the Exchange Agent and make a public announcement of such action. In the case of an extension, such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
     8. The Board of Directors of Goodrich has approved the exchange offers, but does not make any recommendation to you as to whether you should tender or refrain from tendering your outstanding notes in the exchange offers.
     If you wish to have us tender any or all of the outstanding notes held by us for your account, please so instruct us by completing, executing and returning to us the instruction form that follows.

INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFERS
     The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to in such letter, including the Prospectus and the accompanying Letter of Transmittal, relating to the exchange offers made by Goodrich Corporation with respect to its outstanding notes.
     This will instruct you as to the action to be taken by you relating to the exchange offers with respect to the outstanding notes held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.
     The aggregate principal amount at maturity of old notes held by you for the account of the undersigned is (fill in amount):

$		$
	of 6.29% Notes due 2016		of 6.80% Notes due 2036
     With respect to the exchange offers, the undersigned hereby instructs you (check appropriate box):

☐	To TENDER the following outstanding notes held by you for the account of the undersigned (insert aggregate principal amount at maturity of old notes to be tendered, in integral multiples of $1,000):

$		$
	of 6.29% Notes due 2016		of 6.80% Notes due 2036

☐	NOT to tender any outstanding notes held by you for the account of the undersigned.
PLEASE SIGN HERE

Name(s) of beneficial owner(s) (please print):

Signature(s):

Address:

Telephone Number:

Taxpayer Identification or Social Security Number(s):

Date:

     None of the outstanding notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) constitutes an instruction to us to tender all the outstanding notes held by us for your account.

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